ALNY Merger Approval

UNANIMOUS WRITTEN CONSENT OF THE

BOARD OF DIRECTORS

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

To Be Effective as of October 1, 2021

The undersigned, being all of the members of the Board of Directors (the “Board”) of Allstate Life Insurance Company of New York (the “Company”), signing in counterpart in lieu of any regular or special meeting, hereby consent to the adoption of the following action without a meeting of the Board, and the resolutions set forth below are adopted as if voted upon at a meeting of the Board.

Approval of Merger of Allstate Life Insurance Company of New York into Wilton Reassurance Life Company of New York

WHEREAS, the Boards of each of the Company and Wilton Reassurance Life Company of New York (WRNY) have determined that it is advisable and in the best commercial interest of each of the Company and WRNY to merge the Company with its affiliate WRNY (the “Merger”) with WRNY being the surviving corporation to the Merger; and

RESOLVED, that subject to receipt of all required regulatory approvals, the Merger is hereby approved; and be it

FURTHER RESOLVED, that the Board of Directors of the Company hereby approves the Merger of the Company with and into WRNY with WRNY being the surviving corporation to the Merger, all pursuant to the Agreement and Plan of Merger substantially in the form attached hereto as Exhibit 5, and subject to such changes as officers of the Company shall deem necessary, appropriate or desirable, (the “Merger Agreement”) and all subject to receipt of all required regulatory approvals; and be it

FURTHER RESOLVED, that the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, the Treasurer and the Controller of the Company (the “Authorized Officers”) are hereby authorized, directed and empowered to execute and deliver all instruments, agreements, and other documents as any such Authorized Officer may deem necessary or appropriate to effect the Merger including, without limitation, the Merger Agreement, subject to such changes as officers of the Company shall deem necessary, appropriate or desirable, and any amendments to the foregoing and any required regulatory filings, the execution of such documents by any Authorized Officer to be conclusive evidence of the approval and ratification thereof by the Company; and be it

FURTHER RESOLVED, that the Authorized Officers are hereby authorized, directed and empowered to take or cause to be taken any and all such further actions, including, without limitation, (i) preparing, negotiating, sealing, executing, acknowledging, filing, delivering and recording all agreements (including policy form amendments), applications, filings, submissions, instruments, certificates, papers and other documents, (ii) incurring and paying all fees, charges, taxes and expenses, (iii) disclosing, verifying, and publishing all applications, reports, resolutions and other information, and (iv) engaging such advisors, counsel or other persons, in each such

ALNY Merger Approval

case, they or any one of them shall in their, his or her judgment determine to be necessary, proper or desirable to carry out the intent and purposes of the foregoing resolutions; and that each Authorized Officer may, by a written direction, authorize any other officer, employee or agent of, or counsel to, the Company to take any and all actions referred to in these resolutions in place of or on behalf of such Authorized Officer, with full power as if such Authorized Officer were taking such action himself or herself; and any such action by any Authorized Officer or properly authorized other person shall conclusively establish their authority therefor and the approval and ratification of the actions so taken.

Director Compensation

RESOLVED, that the compensation for Outside Directors is hereby approved, ratified and adopted as set forth in the email from the Chairman sent to all of the Directors and providing the proposed Outside Director compensation terms.

FURTHER RESOLVED, that for purposes of maintaining confidentiality of the compensation information, the Secretary of the Company is directed to cause the above-referenced email containing Outside Director compensation terms to be maintained by the Company’s Head of Human Resources in a confidential file marked “ALNY Outside Director Compensation 2021 as approved by the Board of Directors of the Company.”

SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first written above and direct that it be filed with the minutes of the Company. This instrument may be executed in one or more counterparts, all of which together shall be one and the same instrument.

Michael Fleitz	Robert Deutsch

Dmitri Ponomarev	David Overbeeke

Perry Braun	John Quinn

ALNY Merger Approval

Steven Lash	John Schreiner

Scott Sheefel